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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 --------------

                                    FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) OR (g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                          BRIGHAM EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)

                Delaware                                        75-2692967
        (State of incorporation                             (I.R.S. employer
            or organization)                             identification number)

      5949 Sherry Lane, Suite 1616
             Dallas, Texas                                         75225
(Address of principal executive offices)                         (Zip Code)


      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------
     None                                                 Not Applicable

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                            COMMON STOCK, PAR VALUE
                                 $.01 PER SHARE
                                (Title of Class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The class of securities to be registered hereby is the common stock, par value $.01 per share ("Common Stock"), of Brigham Exploration Company, a Delaware corporation (the "Company"). The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to the stockholders. The Certificate of Incorporation of the Company does not allow the stockholders to take action by less than unanimous consent. Each share of Common Stock is entitled to participate equally in dividends, if, as and when declared by the Company's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock. The Company has never paid cash dividends on its Common Stock. The shares of Common Stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby upon issuance and sale will be, duly authorized, validly issued, fully paid, and nonassessable.

PREFERRED STOCK

         The Company has no outstanding Preferred Stock. The Company is authorized to issue 10,000,000 shares of Preferred Stock. The Company's Board of Directors may establish, without stockholder approval, one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that the Board of Directors may designate. The Company believes that this power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Preferred Stock, however, could adversely affect the voting power of holders of Common Stock and restrict their rights to receive payments upon liquidation of the Company. It could also have the effect of delaying, deferring or preventing a change in control of the Company. The Company does not currently plan to issue Preferred Stock.

DELAWARE LAW PROVISIONS

         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits the Company from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) for three years following the date that person becomes an interested stockholder, unless (a) before that person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will





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be tendered in a tender or exchange offer); or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

         Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.


ITEM 2.  EXHIBITS.

    The following exhibits are filed as part of this Registration Statement:

         *1. Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, Registration No. 333-22491).

         *2. Composite Bylaws of the Company, as currently in effect (incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to the Company's Registration Statement on Form S-1, Registration No. 333-22491).

         *3. Form of Common Stock Certificate of the Company (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the Company's Registration Statement on Form S-1, Registration No. 333-22491).

         *4. Registration Rights Agreement dated February 26, 1997 by and among Brigham Exploration Company, General Atlantic Partners III, L.P., GAP-Brigham Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III and RIMCO Partners, L.P. IV, Ben
                 M. Brigham, Anne L. Brigham, Harold D. Carter, Craig M. Fleming, David T. Brigham and Jon L. Glass (incorporated herein by reference to Exhibit 10.29 to Amendment No. 1 of the Company's Registration Statement on Form S-1, Registration No. 333-22491).





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*   Incorporated by reference as indicated pursuant to Rule 12b-32.

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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        BRIGHAM EXPLORATION COMPANY



Date:  April 25, 1997                   By: /s/ Ben M. Brigham
                                            -----------------------------------
                                            Ben M. Brigham,
                                            President, Chief Executive Officer
                                              and Chairman of the Board





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